EXHIBIT 99.1


FINANCIAL CONTACT: JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:     CLAIRE S. MCCALL (615) 367-8283


                      GENESCO REVISES FOURTH QUARTER SALES

                              AND EARNINGS GUIDANCE

           -- ANNOUNCES PLAN TO IMPROVE JOHNSTON & MURPHY BUSINESS --

NASHVILLE, Tenn., Feb. 7, 2003 --- Genesco Inc. (NYSE: GCO) said today it has revised its sales and earnings expectations for the fourth quarter ended February 1, 2003, primarily due to weakness in its Johnston & Murphy business and a period of slow retail sales in the middle of the Holiday season. The Company also announced plans to refocus the Johnston & Murphy operation to strengthen its brand position and improve its profitability.

            Hal N. Pennington, Genesco's president and chief executive officer, said, "Like many retailers, our Journeys and Underground Station/Jarman stores had a strong beginning to the Holiday selling season Thanksgiving weekend, followed by disappointing weeks in early and mid-December. Beginning Christmas week, we saw some of our largest same store sales increases of the entire year at Journeys and a strongly positive trend in the Underground Station/Jarman group. Journeys comparable sales were up 5.5% in January, its strongest month of the fiscal year. Unfortunately, this strength did not fully make up for the weakness at Johnston & Murphy and the slow period at retail in December."

            The Company now expects to report net sales in the range of $249 million to $251 million for the quarter, compared to $222 million for the fourth quarter last year. The Company's same store sales increased by 2.4% for the quarter. Journeys' same store sales were up 1.5%, while same store sales increased 9.2% for the Jarman Group led by Underground Station and decreased by 3.1% for Johnston & Murphy over the same period.


                                     -more-


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GENESCO --- ADD ONE

            The Company expects to report earnings in the range of $0.60 to $0.63 per share for the quarter, before $1.5 million to $1.9 million, or $0.05 to $0.07 per share, in charges (after tax) primarily associated with the Johnston & Murphy plan. This compares to earnings of $0.60 per share before discontinued operations and excluding certain unusual items for the fourth quarter of the previous year. The expected charges in the quarter ended February 1, 2003, primarily include the costs of closing or recognizing asset impairment in up to 14 underperforming retail stores identified as suitable for closing if acceptable lease terminations can be negotiated, and severance. (Tables reconciling pro forma net earnings per share calculations for the fourth quarters of fiscal 2002 and 2003 contained in this paragraph to net earnings per share calculated pursuant to generally accepted accounting principles appear at the end of this release.) The Company's expectations for the full fiscal year currently include sales in the $828 million to $830 million range, with earnings per share between $1.51 and $1.55 before the charges.

            Pennington said that the Company plans to refocus Johnston & Murphy on its core heritage as a premier men's footwear brand, emphasizing its strength in the dress casual and dress segments of the market. "We will present a unified and coherent product line that is true to the Johnston & Murphy heritage."

            Pennington said that the first priority under the plan developed by Johnston & Murphy's new leadership team will be to improve Johnston & Murphy's profitability through enhanced operational disciplines in both the retail and wholesale segments of the business. "Our goals for brand positioning and profit improvement point to the same course of action. Johnston & Murphy must work harder to resist the promotional pressures that have increasingly characterized a difficult high-end men's footwear market over the past several seasons, both to ensure the integrity of the brand and to generate acceptable financial performance. Our wholesale team will focus its efforts on growing sales only in those accounts that are profitable for the Company.


                                     -more-


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GENESCO --- ADD TWO

            "While this strategy may limit Johnston & Murphy's sales growth at least in the near term, we are confident that we can achieve acceptable profit margins and preserve Johnston & Murphy's position as a premier brand only if we become more disciplined in our approach to the overly promotional market."

            Pennington noted that the Company plans to announce its results for the fourth quarter and fiscal year and to discuss the results and the outlook for the new fiscal year in a conference call on March 5, 2003. "As we finalize our financial plans for the new year, the most significant departure from our previous expectations we see at this point is the recent weakness in the dollar versus the euro. At current levels, the exchange rate will negatively affect Johnston & Murphy by $0.08 to $0.13 per share for the year because of the importance of Italian-made shoes in its line, diminishing the positive effects we expect from our efforts to refocus the brand and improve its performance. We are exploring alternative sourcing strategies to improve on these numbers, but the weak dollar will unquestionably affect Johnston & Murphy's year. Fortunately, the effect of the euro exchange rate is limited to the Johnston & Murphy business and does not change our assessment of the prospects of our other businesses in the new year."

            This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and preliminary data that occur in the course of closing the books for the quarter and audit adjustments in connection with the annual audit. They also include continuing weakness in consumer demand for products sold by the Company, which could lead to lower than expected sales and product margins and, consequently, profits. They also include changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and the outcome of litigation and


                                     -more-

GENESCO --- ADD THREE

environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            Genesco, based in Nashville, sells footwear and accessories in more than 975 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.


                GUIDANCE RANGES
            ================================================================
                                                       4th Qtr - FY2003
                                                    ------------------------

            ----------------------------------------------------------------
                Net sales (in millions)              $249 - $251

                EPS before after tax
                  charges                            $0.60 - $0.63

                Impairment/Severance
                  after tax charges                  $0.05 - $0.07

                EPS as reported                      $0.53 - $0.58

            ================================================================

                Comparative Data
            ================================================================
                                                       4th Qtr - FY2002
                                                    ------------------------

            ----------------------------------------------------------------

                EPS before discontinued
                  operations and unusual
                  items                              $0.60

                Unusual items (net gain)             $(0.01)

                EPS before discontinued
                  operations, as reported            $0.61

            ================================================================